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                                  EXHIBIT 23.1

              Consent of KPMG Peat Marwick dated October 31, 1996
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The Board of Directors
Inland Real Estate Corporation


We consent to the use of our reports relating to the financial statements of Inland Monthly Income Fund III, Inc. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the year ended December 31, 1995 and for the period from May 12, 1994 (formation date) to December 31, 1994, the historical summaries of gross income and direct operating expenses of the Walgreen/Decatur Property for each of the years in the three-year period ended June 30, 1994, the historical summaries of gross income and direct operating expenses of the Eagle Crest Shopping Center for each of the years in the three-year period ended June 30, 1994, the historical summary of gross income and direct operating expenses of Regency Point Shopping Center for the year ended December 31, 1995, the historical summary of gross income and direct operating expenses of Salem Square Shopping Center for the year ended December 31, 1995, the historical summary of gross income and direct operating expenses of Hawthorn Village Commons for the year ended December 31, 1995, the historical summary of gross income and direct operating expenses of Six Corners Plaza for the year ended June 30, 1996 included herein and to the reference to our firm under the heading "Experts" in this Registration Statement (No. 333-6459) on Form S-11.

                                        /s/ KPMG Peat Marwick LLP


Chicago, Illinois
October 31, 1996